Release No. 0607-10                                                                                                FOR IMMEDIATE RELEASE
June 22, 2007

RAYMOND JAMES FINANCIAL, INC.
REPORTS MAY 2007 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“In May 2007, securities and fees, and assets under management increased modestly over May 2006, reflecting the continuation of generally favorable conditions in the equity markets. A combination of good recruiting results and asset appreciation resulted in a 24 percent increase in client total assets over last year. Obviously, Raymond James Bank has continued to experience excellent growth in assets, which augurs well for future profitability,” stated Chairman and CEO Thomas A. James.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 4,650 financial advisors serving 1.6 million accounts in 2,200 locations throughout the United States, Canada and overseas. Total client assets are approximately $208 billion. Approximately $36.3 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2006 annual report on Form 10-K and quarterly report ended March 31, 2007 on Form 10-Q, which are available on raymondjames.com and sec.gov.

	May 2007	May 2006	April 2007
	(22 business days)	(22 business days)	(20 business days)

Securities commissions/fees (1)	$149.3 mil.	$138.6 mil.	$151.4 mil.

Assets under management (2)	$36.3 bil.	$31.5 bil.	$34.8 bil.

# of managed/co-managed underwritings (3)	11	10	12

Total customer assets under administration	$208 bil.	$168.3 bil.	$202.8 bil.

Raymond James Bank Total Assets (4)	$5.3 bil.	$2.0 bil.	$5.1 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional, except for certain less significant international joint ventures.

(2)
This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3)	This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

(4)	This illustrates the progress made in growing the use of Raymond James Bank as a cash sweep option for brokerage clients, thus increasing the Company’s net interest earnings.

For more information, contact Anthea Penrose at 727-567-2824
Please visit the Raymond James Press Center at raymondjames.com/media.